Exhibit 10.4

STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT dated as of May 9, 2012 (the “Agreement”), by and among J&S Gaming, Inc., a New York corporation (“J&S”), MGT Capital Investments, Inc., a Delaware corporation (“MGT” and together with J&S the “Stockholders”) and MGT Gaming, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Contribution and Sale Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Contribution and Sale Agreement dated as of the date hereof, by and among the Company and the Stockholders (the “Contribution and Sale Agreement”), J&S contributed the Patent Rights to the Company in exchange for 1,000 shares of common stock, par value $0.001 of the Company (the “Common Stock” and then transferred 550 shares of Common Stock to MGT in exchange for a cash payment of $200,000 from MGT and the grant by MGT to J&S of a warrant to purchase 350,000 shares of common stock of MGT;

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises hereinafter set forth herein and in the Contribution and Sale Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       Definitions.

(a)       “Affiliate” means any Person now or hereafter controlling, controlled by, or under common control with another Person.

(b)       “Infringer” means any Person that is a defendant in any Action by the Company for infringement of the Patent Rights.

(c)       “Person” means any individual, corporation, firm, partnership or other business entity.

(d)       “Proprietary Information” means all information or data relating to the business of the Company and the Patent Rights, including without limitation, any information regarding any Actions or proposed Actions.

(e)       “Public Offering” means the sale in an underwritten public offering registered under the Securities Act of equity securities of the Company.

(f)       “Securities Act” means the Securities Act of 1933, as amended.

(g)       “Securities Laws” means, collectively, the Act and all other applicable state securities laws.

(h)       “Transfer” means any sale, exchange, delivery, assignment, bequeath or grant, pledge, mortgage, hypothecation or other encumbrance, transfer or disposal, whether voluntarily, involuntarily or by operation of law (including without limitation the laws of bankruptcy, intestacy, descent and distribution and succession).

2.       Scope of Agreement. This Agreement shall apply to all shares of Common Stock owned by the Stockholders or any of the Stockholders’ transferees whether such shares are now owned or hereafter acquired (collectively, the “Shares”).

3.       Restrictions on the Transfer of Shares.

(a)       Except as otherwise provided in Sections 3(b), 4, 5 and 9 of this Agreement, neither the Stockholders nor any of the Stockholders’ permitted transferees may Transfer any or all of the Shares.

(b)       The restrictions on transfer contained in Sections 3 (a) above will not apply to any Transfer of Shares: (i) pursuant to a Public Offering, or (ii) in the case of a Person who is an individual, pursuant to applicable laws of will or by the laws of descent and distribution.

4.       Right of First Refusal.

(a)       If any Stockholder receives a written offer to purchase all or any of the Shares held by such Stockholder (the “Offered Shares”) from a third-party other than an Infringer, and if the Stockholder desires to accept such offer, then such Stockholder (the “Selling Stockholder”) shall first deliver to the Stockholders other than the Selling Stockholder (the “Other Stockholders”) a written notice (the “Sale Notice”) offering to sell such Offered Shares to the Other Stockholders in accordance with this Section 4

, at the same price and upon the same terms and conditions as are contained in the written offer. The Sale Notice shall contain (i) a copy of the offer, (ii) the name and address of each proposed purchaser (the “Proposed Transferee”), (iii) the number of Offered Shares to be transferred to each Proposed Transferee and (iv) the price and form of consideration (the “Offered Price”).

(b)       At any time within 20 days of receipt of a Sale Notice, each Other Stockholder may, by giving written notice to the Company, elect to purchase all (but not less than all) of such Stockholders’ Pro Rata Share (as defined below) of the Offered Shares at the Offered Price. If the number of Offered Shares that the Other Stockholders offer to purchase is less than the total number of Offered Shares, then during the period commencing on the 20th day and ending on the 30th day after receipt of the Sale Notice from the Company, each Stockholder who elected to purchase its full Pro Rata Share of the Offered Shares shall be entitled to purchase such Stockholders’ Pro Rata Share of the unsold Offered Shares until all of the Offered Shares are allocated among the Other Stockholders or until no Other Stockholder desires to purchase additional Remaining Offered Shares. For purposes of this Section 4, an Other Stockholder’s “Pro Rata Share” is the ratio that the number of Shares held by such Other Stockholder bears to (i) in the case of the first sentence of this Section 4(d), the total number of Shares held by all Other Stockholders at the time of Sale Notice, or (ii) in the case of the second sentence of this Section 4(d), the total number of Shares held by the Stockholders who elected to purchase the Offered Shares in accordance with the first sentence.

(c)       If the Other Stockholders elect to purchase the Offered Shares, then the Other Stockholders, as applicable, must complete the purchase of the Offered Shares on the same terms as set forth in the Sale Notice within 120 days after their receipt of the Sale Notice from the Selling Stockholder.

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(d)       The exercise of the right of the Other Stockholders under this Section 4 is valid only if the Other Stockholders elect to purchase all of the Offered Shares.

(e)       If the Other Stockholders do not elect to purchase all of the Offered Shares within the time periods set forth above, then the Selling Stockholder may sell the Offered Shares to the Proposed Transferee at the Offered Price or at a higher price, provided that such sale (i) is consummated within 120 days after the date of the Sale Notice, (ii) is in accordance with the other terms of the Sale Notice, and (iii) the Proposed Transferee agrees in writing to become a party to and to be bound by this Agreement with respect to the Offered Shares. If the Offered Shares described in a particular Sale Notice are not transferred to the Proposed Transferee within such 120-day period, then thereafter, before any Shares held by such Selling Stockholder may be sold, such Selling Stockholder shall again comply with the provisions of this Section 4.

5.       Tag Along Rights.

(a)       If (i) any Selling Stockholder proposes to transfer Offered Shares (the “Tag-Along Shares”) to a Proposed Transferee in a transaction or series of related transactions representing more than 20% of the total number of Shares then outstanding (a “Tag-Along Sale”), and (ii) the Other Stockholders do not elect to purchase all of the Offered Shares pursuant to Section 4, then each Other Stockholder will have the option to require the Selling Stockholder to include in such Tag-Along Sale a maximum number of Shares held by such Other Stockholder determined in the manner specified in Section 5(c) below (the “Tag Along Shares”).

(b)       If any Other Stockholder desires to exercise this option, then such Other Stockholder must deliver a written notice to the Selling Stockholder (with a copy to the Company) within 20 days after such Other Stockholder’s receipt of the Sale Notice, which written notice shall specify the number of Tag Along Shares such Other Stockholder desires to have included in the Tag-Along Sale.

(c)       The maximum number of Tag Along Shares of each Other Stockholder that elects to participate in a Tag-Along Sale will be determined by multiplying (i) the number of Shares held by such participating Other Stockholder by (ii) a fraction, the numerator of which shall be the number of Offered Shares, and the denominator of which shall be the total number of Shares outstanding at the time of the Tag-Along Sale.

(d)       Each Other Stockholder participating in a Tag-Along Sale shall enter into an agreement with the Proposed Transferee(s) to sell its respective Tag Along Shares to the Proposed Transferee(s) at the same price and upon the terms and subject to the conditions set forth in the Sale Notice, with representations and warranties and other terms and conditions reasonably agreed to by the Selling Stockholder.

(e)       The closing of a Tag-Along Sale pursuant to this Section 5 shall take place at the time and place set forth in the Sale Notice or such other time and place as the Selling Stockholder shall specify by notice to the Company. At the closing of such Tag-Along Sale, or as soon thereafter as is practicable, the Other Stockholders participating in such Tag-Along Sale shall deliver to the Selling Stockholder the certificate(s) evidencing the Tag Along Shares to be sold by such Other Stockholders, duly endorsed, or with stock powers duly endorsed for transfer, free and clear of any liens (other than imposed by this Agreement and by applicable securities laws), with any stock transfer tax stamps affixed, against delivery of the applicable consideration therefor.

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(f)       If the Selling Stockholder has not completed the proposed Tag-Along Sale as of the end of the 120th day following the date of the Sale Notice, (i) the Other Stockholders who have elected to participate in the Tag-Along Sale shall be released from any obligation to sell their Tag Along Shares in such Tag-Along Sale, (ii) the related Sale Notice shall be null and void, and (iii) it shall be necessary for a separate Sale Notice to be furnished, and the terms and provisions of Section 4 and this Section 5 to be separately complied with, in order to consummate such Tag-Along Sale pursuant to this Section 5.

6.       Agreement Binding Upon Transferees. In the event that any Shares are transferred to any Person, at any time or from time to time, by operation of law or pursuant to the provisions of this Agreement (other than in an Approved Sale), the transferee(s) shall agree in writing (for and on behalf of himself or itself, his or its personal or legal representatives, transferees, successors and assigns) to be bound by all provisions of this Agreement as a party hereto. Prior to any such transfer, the transferee shall provide the Company with the transferee’s written agreement to be so bound. In the absence of any such written agreement, no such transfer shall be effective for any purpose, but the failure to obtain such written agreement shall in no way diminish the applicability of the provisions hereof.

7.       Stock Transfer Record. The Company shall keep a stock transfer book in which shall be recorded, among other things, the name and address of each Stockholder. No transfer of any Shares shall be effective or valid unless and until recorded in such stock transfer book. The Company shall not record any transfer of Shares in such stock transfer book unless the transfer is in strict compliance with all provisions of this Agreement. Each Stockholder agrees that, in the event such Stockholder desires to make a transfer within the provisions hereof, such Stockholder shall furnish to the Company such evidence of such Stockholder’s compliance with this Agreement and the Securities Laws as from time to time may be required by the Board of Directors of, or counsel for, the Company. Upon the closing of any purchase of Shares pursuant to this Agreement, the selling Stockholder shall deliver to the purchaser of the Shares the following: the certificate or certificates representing the Shares being sold, duly endorsed for transfer and bearing such documentary stamps, if any, as are necessary, and such assignments, certificates of authority, tax releases, consents to transfer, instruments and evidences of title of the Stockholder and of the Stockholder’s compliance with this Agreement as may be reasonably required by the purchaser or by counsel for the purchaser.

8.       Entry of Legends Upon Stock Certificates. Each certificate representing Shares shall bear the following legends:

“The encumbering, transfer or other disposition (including, without limitation, any transfer or disposition pursuant to the laws of bankruptcy, intestacy, descent and distribution and succession) of the shares of common stock evidenced by the within Certificate is restricted under the terms of a Stockholder Agreement dated May        , 2012, by and among the holder of this Certificate, MGT Gaming, Inc. (the “Company”), and the other stockholders of the Company a copy of which Agreement is on file at the principal office of the Company. Upon written request of any stockholder of the Company, the Company shall furnish, without charge to any such stockholder, a copy of said Stockholder Agreement.”

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“The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, or any state securities law (collectively, the “Securities Laws”) and may not be sold, transferred or otherwise disposed of unless (i) a registration statement covering such shares is effective under the Securities Laws or (ii) the transaction is exempt from registration under the Securities Laws and, if the Company requests, an opinion satisfactory to the Company to such effect has been rendered by counsel.”

9.       Drag Along Rights.

(a)       If at any time the Stockholders owning Shares representing at least a majority of the voting rights of the Company’s outstanding Shares (the “Selling Stockholders”) approve a sale of the entire Company to a Person that is not an Affiliate (the “Purchaser”), whether such sale is structured as a sale of all of the Company’s outstanding Shares, a sale of all or substantially all of the assets of the Company within the meaning of Section 271 of the Delaware General Corporation Law, or as a merger, consolidation or otherwise (any of the foregoing, an “Approved Sale”), then each Stockholder shall, if requested by the Selling Stockholders, be obligated to sell such Stockholder’s Shares to the Purchaser on the same terms and conditions.

(b)       If the Selling Stockholders desire to exercise the rights set forth in this Section 9, the Selling Stockholders shall give written notice to each Stockholder (the “Drag-Along Notice”) at least 20 days prior to the anticipated closing date of the Approved Sale.

(c)       If requested by the Selling Stockholders, each other Stockholder shall (i) vote for, consent to and/or not raise objections against the Approved Sale, (ii) waive (to the extent applicable) any dissenter’s rights, appraisal rights or similar rights in connection with such Approved Sale, and (iii) take all necessary and desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Selling Stockholders, including, without limitation, (A) exercising any warrants or conversion privileges, (B) entering into a purchase agreement or other similar agreement in connection with the sale of such Stockholders’ Shares under this Section 9 (which agreement shall contain standard representations, warranties, covenants and indemnities by the Stockholder for the benefit of the Purchaser), and (C) delivering such Stockholder’s share certificate(s) (accompanied by duly executed stock powers or other instruments of transfer duly endorsed in blank) representing such Stockholder’s Shares to the Selling Stockholders or to an agent designated by the Selling Stockholders. In any Approved Sale, each Stockholder shall receive the same form of consideration, and if any Stockholder is given an option as the amount and form of consideration to be received, then each Stockholder shall be given the same option.

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10.       Company Expenses. MGT agrees to advance to the Company all operating expenses of the Company approved by the Board of Directors of the Company (the “Board”). All such advances, unless otherwise determined by the Board, shall be in the form of a loan, repayable in three years from the date of such advance, at an interest rate equal to the then Applicable Federal Rate published by the Internal Revenue Service.

11.       Board Composition.

(a)       Each Stockholder agrees to vote all Shares over which such Stockholder has voting control as is necessary to ensure that at each annual or special meeting of Stockholders or pursuant to any written consent of the Stockholders with respect to which directors are elected, the following persons shall be elected to the Board of Directors:

(i)       For so long as MGT owns at least 550 Shares, two Persons designated by MGT, who will initially be Robert Ladd and Robert Traversa.

(ii)       For so long as J&S owns at least 200 Shares, one Person designated by J&S, who will initially be Steven Brandstetter.

(b)       Each Stockholder agrees to vote all Shares over which such Stockholder has voting control as is necessary to ensure that:

(i)       no director elected pursuant to this Section 11 may be removed from office other than for cause unless (A) such removal is directed or approved by the Stockholders entitled under Section 11(a) to designate that director or (B) the Stockholder originally entitled to designate such director is no longer so entitled to designate such director to occupy such board seat;

(ii)       any vacancies created by the resignation, removal or death of a director shall be filled pursuant to the provisions of this Section 11; and

(iii)       upon the request of any party entitled to designate a director as provided in Section 8.1(a) to remove such director, such director shall be removed.

(c)       All Stockholders agree to execute any written consents required to perform the obligations of this Section 11, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of Stockholders for the purpose of electing directors.

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12.       Confidential Information.

(a)       Each Stockholder covenants and agrees that, during the period the Stockholder is a holder of the Shares and at all times thereafter, such Stockholder shall keep the Proprietary Information confidential and shall not, directly or indirectly, disclose, communicate or divulge any Proprietary Information to any Person other than the Company, and the Company and the Stockholder’s respective employees, officers and agents to whom such disclosure is necessary in the ordinary course of business, and shall not use the Proprietary Information for such Stockholder’s own purpose or for the benefits of any Person other than the Company.

(b)       Upon the Stockholder ceasing to be a holder of the Shares, the Stockholder will deliver all Proprietary Information (including originals, copies and reprints) in such Stockholder’s possession, custody, or control to the Company, and the Stockholder shall thereafter make no further use, either directly or indirectly, of any such Proprietary Information or any notes, memoranda or written information reflecting such Proprietary Information.

13.       Involuntary Disposition Event. In the event that a Stockholder’s Shares become subject to an Involuntary Disposition Event (as defined below), such Stockholder (the “Disposing Stockholder”) shall be deemed to grant to the Other Stockholders an option to purchase the Disposing Stockholder’s Shares. The number of Shares each Other Stockholder may purchase from the Disposing Stockholder shall be determined in the manner provided in Section 4(b). The purchase price for the Shares shall be the fair market thereof, as determined in good faith be the board of directors. An “Involuntary Disposition Event” means any act of bankruptcy, insolvency, proposal of a compromise or arrangement to the Disposing Stockholder’s creditors generally, petition for a receiving order in bankruptcy filed against the Disposing Stockholder, any voluntary assignment in bankruptcy, the initiation of any proceeding with respect to a compromise or arrangement, the initiation of any proceeding to be declared bankrupt or wound-up, or to have a receiver appointed to any part of such Stockholder’s assets, or the seizure or taking of possession of the Disposing Stockholders Shares for the payment of any judgment, claim, security interest or order.

14.       Injunctive Relief. Each Stockholder acknowledges that: (i) the Shares held by the Stockholder are unique, and (ii) as a consequence of the Stockholder’s ownership of the Shares, the Stockholder will have access to Proprietary Information. Each Stockholder acknowledges the confidential and secret nature of the Proprietary Information. Each Stockholder also acknowledges that the Company and its Affiliates have devoted considerable time, expense and other resources to the development or acquisition of the Proprietary Information. In light of this expenditure of time, money and resources by the Company and its Affiliates, each Stockholder further acknowledges (i) that all of the Proprietary Information has great economic value and is proprietary to the Company, and (ii) that such Stockholder’s violation of this Agreement would cause the Company to suffer irreparable damage. For such reasons, among others, without limiting the remedies available hereunder, each Stockholder acknowledges that such Stockholder’s failure to perform the obligations provided by this Agreement will result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the obligations in this Agreement, in each case without the posting of a bond. Each Stockholder agrees that such Stockholder will not assert any claim or defense in any action or proceeding to enforce any provision hereof that the Company or its Affiliates has or had an adequate remedy at law.

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15.       Written Notice. All notices, requests, consents, service of process and other communications hereunder shall be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by facsimile transmission, in each case to the parties at the addresses set forth on the signature page hereto or to other such addresses as may be furnished in writing by one party to the others. Each Stockholder shall promptly notify the Company in writing, in accordance herewith, of any change of address.

16.       Miscellaneous.

(a)       Termination. This Agreement and all obligations of the Parties described herein (a) will automatically terminate upon the consummation of a Public Offering or an Approved Sale or consummation of the repurchase by J&S of the MGT Company Shares pursuant to the Repurchase Right and (b) may be voluntarily terminated by a writing signed by the Company and Stockholders who own 85% or more of the Shares.

(b)       Expenses. Except as expressly provided herein, each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated herein.

(c)       Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted. It is the desire and intent of the parties that such provisions shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

(d)       Assignment; Benefit and Burden. No Stockholder may assign such Stockholder’s rights or obligations under this Agreement without the prior written consent of the Company. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legatees, distributes, executors, administrators, personal or legal representatives, successors and assigns.

(e)       Modifications. No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or other conditions, promises, agreements or understandings at a future time.

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(f)       Entire Agreement. This Agreement, the Contribution and Sale Agreement and any and all other agreements entered into in connection herewith and therewith contain all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the subject matter hereof, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to such matters other than as set forth herein. Any and all prior agreements between the parties hereto with respect to such matters are hereby revoked and are deemed null and void. This Agreement, the Contribution and Sale Agreement and any and all other agreements entered into in connection herewith and therewith are, and are intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the subject matter hereof.

(g)       Indemnification. Each Stockholder agrees to save and hold the Company and its Affiliates harmless from and against any claim, loss or damage whatsoever (including reasonable attorneys’ fees and other costs of enforcement of this Agreement) arising out of a breach by the Stockholder of its obligations under this Agreement. The foregoing shall be in addition to, and not in limitation of, any rights the Company and its Affiliates may have against the Stockholder arising out of or in connection with this Agreement.

(h)       Governing Law; Venue. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York, without regard to any conflicts of law principles. The parties agree that any legal action or proceeding with respect to this Agreement must be brought solely in the state or federal courts sitting in the State of New York in the Borough of Manhattan.

(i)       Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

(j)       Survival. Notwithstanding anything contained herein to the contrary, the covenants contained in Section 12 shall survive the termination of this Agreement.

(k)       Counterparts. This Agreement may be executed in one or more counterparts (including by fax, pdf or other electronic transmission), each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

[The balance of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Stockholder Agreement as of the day and year first hereinabove written.

MGT GAMING, INC.		Address:

500 Mamaroneck Avenue, Suite 204
By:	/s/ Robert B. Ladd	Harrison, NY 10528
Name: Robert B. Ladd
Title: President and CEO

J&S GAMING, INC.		Address:

12 May Hill Lane
By:	/s/ Steven Brandstetter	Dix Hills, NY 11746
Name: Steven Brandstetter
Title: President

MGT CAPITAL INVESTMENTS, INC.		Address:

500 Mamaroneck Avenue, Suite 204
By:	/s/ Robert B. Ladd	Harrison, NY 10528
Name: Robert B. Ladd
Title: President and CEO

[Signature Page to Stockholder Agreement]